VALLEY FORGE SCIENTIFIC CORP.
 RESTATED TO INCLUDE AMENDMENT TO ARTICLES OF INCORPORATION DATED
                        AUGUST 26, 1999


     In compliance with the requirements of section 204 of the Business Corporation Law, act of May 1933 (P.L. 364) (15
P.S.Section1204) the undersigned, desiring to be incorporated as a business corporation, hereby certifies (certify) that:

1.   The name of the corporation is: Valley Forge Scientific Corp.

2. The location and post office address of the registered office of the corporation in this Commonwealth is: 136 Green Tree
     Road, Oaks, Pennsylvania 19546.

3. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purposes:
     To engage in and to do any lawful act concerning any or all lawful business, including manufacturing, processing, research and development, for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

4.   The term for which the corporation is to exist is: perpetual.

5. The aggregate number of shares which this corporation shall have authority to issue is, and the relative rights or preferences pertaining thereto shall be, as follows:

     (a) Twenty Million (20,000,000) shares of no par value voting common stock ("Common Stock"); the special rights or preferences of which shall be set forth in (c), (d), (e), and (f) of this Article 5;

     (b) Four Hundred and Eighty-Seven (487) shares of One Thousand ($1,000) Dollar par value Preferred Stock ("Preferred Stock"): the special rights or preferences of which shall be set forth in (c), (d), (e) and (f) of this Article 5;

     (c) The holders of Preferred Stock shall have no right to vote upon any matter and the holders of Common Stock shall have the right to vote on all matters except that they shall not have the right to alter the preferences or other rights pertaining to the Preferred Stock;

     (d) The holders of Preferred Stock will not have preemptive rights;

     (e) The Preferred Stock preference is that upon the liquidation of the Corporation, a $1,000 per share liquidating dividend must be paid upon each of the issued and outstanding shares of Preferred Stock before a liquidating dividend may be paid upon any share of Common Stock. Next a $10 per share liquidating dividend must be paid upon each issued and outstanding share of Common Stock. If any sum shall remain for the payment of any further liquidation dividend it shall be paid upon all of the issue and outstanding shares of Preferred Stock and Common Stock pro rata as if the Preferred and Common Stock were one class; and

     (f) In the event that the Corporation shall transfer its assets to another corporation or shall merge with another corporation and the holders of Common Stock of this corporation shall have taken or shall have become obligated to take the Common Stock of such successor corporation in exchange for their shares and the Preferred Stock of such acquiring or merging corporation shall be entitled to all the preferences, rights, benefits and protection to which the Preferred Stock of this corporation is entitled, then the holders of Preferred Stock of this corporation then outstanding shall be obligated to take in exchange for their shares an equal number of shares of Preferred Stock of the acquiring or merging corporation.

6. The name and post office address of each incorporator and the number and class of shares subscribed by such incorporator is:

     Name                      Address               Number and
                                                     Class of Shares

     Ellie Truax               800 North Third St.         1
                               Harrisburg, PA 17102

7.   The date of incorporation was March 27, 1980.